Exhibit 99.2



             Di Giorgio Announces Proposed Private Offering of Notes

Carteret, New Jersey, January 5, 2005-- Di Giorgio Corporation announced today that it proposes, subject to market and other customary conditions, to commence a private offering of new senior notes in an aggregate principal amount of approximately $150 million. The Company intends to use the proceeds of the offering, along with cash on hand and borrowings under its credit facility, to retire its outstanding 10% senior notes due 2007 including the payment of related fees and expenses, and to fund a $10 million dividend to the holders of the common stock of the Company. The Company can give no assurance that the proposed offering of the notes will be completed.

The notes will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act of 1933. The notes to be offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company's plans to offer the notes and consummate the offering, the anticipated terms of the notes and the anticipated use of the proceeds of the offering. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the Securities and Exchange Commission.

About Di Giorgio Corporation

Di Giorgio Corporation, through its White Rose division, is one of the largest independent food distributors in the New York City market. The White Rose Food Division of Di Giorgio Corporation serves supermarket chains, independent retailers and members of voluntary cooperatives from Maryland to New England. The Division provides over 24,000 food and non-food products to more than 1,600 customer locations. The White Rose brand label consists of over 950 items and has been a fixture in New York homes for over a century. For more information on White Rose, please visit the Company's website at www.whiterose.com.

Contact:
Di Giorgio Corporation
Lawrence Grossman 732-541-5555